Exhibit 10.41

December 15, 2004

Mr. Robbin Conner

525 East 72nd Street—Apt. 5E

New York, New York  10021

Dear Robbin:

This will confirm our discussion about your resignation as Executive Vice President of Assured Guaranty Corp. (“AGC” or the “Company”) on mutually agreeable terms as set forth below.  You and AGC agree this Agreement represents the full and complete agreement concerning your separation from employment with AGC and any of its affiliated companies.

1.                                      Last Day of Employment:  You will remain on the Company’s payroll at your present level of pay through December 31, 2004, which shall be your effective date of resignation.  On or prior to December 31, 2004, you must resign in writing from all of your positions and offices with AGC and any and all of its affiliated companies and/or the respective Boards thereof by executing the letter annexed hereto as Exhibit A.  Between the date of this Agreement and December 31, 2004 you will not be required to report to the office on a daily basis but shall be available to consult with the Company regarding matters related to AGC business.

2.                                      Consideration: Provided that you sign and do not revoke this Agreement and the attached Supplemental Release, AGC will provide you with the following consideration :

(a)                                  Salary for the months of January and February 2005 to be paid on AGC’s regular payroll schedule;

(b)                                 A lump sum separation payment of $525,000 to be paid approximately ten (10) days after you execute this Agreement (and, provided that you voluntarily choose to sign, and do not revoke, this Agreement (including Exhibits A and B hereto) by December 21, 2004, you will receive such payment on or before December 31, 2004); and

(c)                                  subject to (i) approval by Assured Guaranty Ltd.’s Board of Directors, which approval the Compensation Committee of Assured Guaranty Ltd.’s Board of Directors and Senior Management of the Company will strongly recommend at the next Board meeting currently scheduled for February 9-10, 2005, and (ii) your full compliance with the terms of this Agreement, including but not limited to the provisions of paragraphs 13,

14, 15 and 16, you will receive, on or about October 31, 2005, 28,230 common shares of Assured Guaranty Ltd. Stock which were awarded to you on April 27, 2004 pursuant to the Assured Guaranty Ltd. Replacement Award Plan (the “Replacement Award Plan”) provided that you then meet all conditions of the Replacement Award Plan, without regard to the restrictions on your rendering of services for any competitor of the Company as specified in section (i) of the definition of “Detrimental Activity” under the Replacement Award Plan.

3.                                      Withholding on Payments:  Taxes, applicable withholding and authorized or required deductions will be deducted from all payments to you and, with respect to the benefits set forth in paragraph 2(c) herein, in accordance with the terms of the Replacement Award Plan.

4.                                      Employee Benefits:  Your employee benefits (which shall include but are not limited to medical/hospitalization, dental insurance benefits, life insurance, short-term disability and long-term disability insurance coverage, non-qualified profit-sharing plan participation and 401(k) plan participation ) will remain in effect at their current levels and on their current terms until December 31, 2004, at which time they will terminate.  Further, you acknowledge and agree that you will not accrue any additional vacation, sick days, personal days or any other benefit, or accrue any further benefits in any benefit plan sponsored by AGC or any of its affiliated companies, after December 31, 2004, and by signing below you expressly waive any such further accruals.  It is understood and agreed that in the event the Board of Directors declares that an annual profit-sharing plan contribution shall be made to the accounts of eligible participants of the Assured Guaranty Corp. 401(k) Plan employed on December 31, 2004, your account shall be entitled to receive the requisite portion of any such profit-sharing contribution actually paid, notwithstanding that such contribution is made during 2005. If the Company determines that such contribution cannot be made under the Assured Guaranty Corp. 401(k) Plan because you are not actively performing services for the Company, then, in lieu of making such contribution to such plan, the Company shall pay to you the amount of such contribution under a non-qualified arrangement, which payment shall fully satisfy any obligation of the Company to make such contribution under the Assured Guaranty Corp. 401(k) Plan.

5.                                      COBRA: Effective January 1, 2005, you may elect to continue medical/hospitalization, dental and vision insurance coverage at your own expense pursuant to a federal law known as COBRA.  You will receive, under separate cover, information regarding continuing insurance coverage pursuant to COBRA. Provided that you timely elect COBRA coverage and that you have not secured alternate coverage, AGC will, as additional consideration for your signing this Agreement, pay the cost of the first eight (8) months of COBRA coverage, unless you secure alternate coverage at an earlier time, in which event and at which time AGC-paid COBRA coverage will cease.

6.                                      Vacation:   You acknowledge that you do not have any accrued but unused vacation.

7.                                      Reimbursement of Business Expenses: You agree to promptly submit appropriate documentation of all authorized business expenses incurred in connection with your performance of duties for AGC, and AGC will reimburse you in accordance with AGC policy.  You can submit such documentation to the Finance Department.

8.                                      Unemployment Insurance:  While AGC will not oppose a claim by you for unemployment insurance benefits, you must understand that the New York State Department of Labor (“DOL”), not AGC, determines whether you are eligible to receive benefits and that you cannot raise any claim against AGC because of information that is provided to the DOL.

9.                                      Transition:

(a) Until your last day of employment, you agree to continue to perform your duties in a professional manner and to cooperate in the orderly and smooth transition of your job responsibilities.

(b) After your last day of work you agree that you will be available, upon reasonable notice, to respond to questions and provide assistance to AGC regarding any unfinished business and to provide full and complete cooperation to AGC in connection with any litigation or other disputes for which AGC may need your assistance.  Such assistance may include, but is not limited to (i) meeting with employees and/or representatives of AGC as needed, (ii) providing full and complete disclosure of facts relevant to the litigation or dispute, and/or (iii) with reasonable advance notice, being available for depositions and preparation meetings.  AGC will reimburse you for any reasonable out-of-pocket expenses you incur as a result of any such post-employment cooperation.

(c)   Simultaneously with signing this Agreement, you shall complete the AGC Code of Conduct Annual Affirmation Statement annexed hereto as Exhibit B and shall cooperate with AGC in any follow-up inquiry thereto.

(d)   You shall not apply for or accept employment with AGC or any of its affiliated companies at any time in the future.

10.                               Acknowledgement:  You understand and agree that absent this Agreement, you would not otherwise be entitled to the payments and benefits specified in this Agreement. Further, by signing this Agreement, you agree that you are not entitled to any payments and/or benefits that are not specifically listed in this Agreement for any past, present or future year, including but not limited to benefits under any severance plan, benefits under any bonus plan (including but not limited to plans relating to years 2003, 2004 and 2005), benefits related to 2005 under any non-qualified profit-sharing plan, stock option grants and restricted stock grants under any long-term incentive plan, and/or stock grants under the Replacement Award Plan, except for the award dated April 27, 2004 of 28,230 common shares of Assured Guaranty Ltd. stock and except for those qualified retirement benefits in which you have vested rights, in each case pursuant to the terms of the applicable plans and applicable law. You further expressly acknowledge that all stock option grants and restricted stock grants under the Assured Guaranty Ltd.  2004 Long-Term Incentive Plan are properly forfeited.

11.                               General Release of All Claims:  In exchange for AGC’s payments and benefits under this Agreement, you release AGC, Assured Guaranty Re International Ltd., Assured Guaranty Ltd., ACE Limited, and its and/or their past and/or present parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, employees and agents (hereinafter collectively referred to as “Releasees”) from any and all claims you may have, known or unknown, including but not limited to those related to your employment, your separation from employment or otherwise, from the beginning of time through the date that this Agreement becomes effective, which is eight (8) days after you sign both this Agreement and the attached Supplemental Release.

You understand and agree that you are releasing Releasees from any and all claims for breach of contract, personal injury, wages, benefits, defamation, slander and wrongful discharge, and any and all claims based on any oral or written agreements or promises, whether arising under statute (including but not limited to, claims arising under the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the New York Labor Law, the New York Whistleblower Statute, and any other federal, state, local, or foreign laws or regulations), contract (express or implied), constitutional provision, common law or otherwise, from the beginning of time through the date that this Agreement becomes effective, which is eight (8) days after you sign both this Agreement and the attached Supplemental Release.

You understand and agree that you are releasing Releasees from any and all claims for discrimination or harassment in employment, or retaliation, on the basis of race, color, creed, religion, age, national origin, alienage or citizenship, gender, sexual orientation, disability, marital status, veteran’s status, and any other protected grounds including, but not limited to, any and all rights and claims you may have arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the New York State Human Rights Law, the New York City Human Rights Law, and any other federal, state, local, or foreign laws or regulations, from the beginning of time through the date that this Agreement becomes effective, which is eight (8) days after you sign both this Agreement and the attached Supplemental Release.

12.                               No Claims Filed:  As a condition of AGC entering into this Agreement, you represent that you have not filed and do not intend to file any claim against Releasees relating to your employment, your separation from employment or otherwise, except that you understand that you are not giving up your right to challenge: (a) AGC’s failure to comply with its promises to make payment and provide benefits under this Agreement; or (b) the knowing and voluntary nature of your release of claims under the Age Discrimination in Employment Act of l967.

13.                               Confidential Information:

(a) You acknowledge that AGC and its affiliated companies have, through the expenditure of considerable time and expense over a period of years, developed extensive confidential and proprietary information and trade secrets regarding its business affairs (financial or otherwise), clients and prospective clients, including, without limitation: (i) information relating to the identities, points of contact, affairs, operations, habits and patterns of clients and prospective clients; (ii) information relating to internal business, legal, human resources and financial policies and practices, plans, strategies, methodologies, operations, services, projects, status, training, advertising, marketing, and other non-publicly disclosed information; and (iii) information relating to its employees’ identities, skills, abilities, evaluations, work histories, and compensation (hereinafter referred to collectively as “Confidential Information”).

(b) You acknowledge that such Confidential Information is proprietary, not available to the public or AGC’s competitors, and provides AGC with a unique and valuable competitive advantage, and that its use or disclosure in violation of this Agreement would cause AGC immediate and serious irreparable injury.

(c) You acknowledge that you were employed in a professional, confidential and fiduciary relationship with AGC, that you performed certain duties with regard to AGC, and that you were entrusted with Confidential Information in connection with the performance of those duties.

(d) Accordingly, you promise and agree that you will preserve the confidentiality of the Confidential Information and that you will not directly or indirectly use, disclose, reproduce, sell, retain, remove from the premises, make available to any other person or entity, or use for your own or for any other person or entity’s benefit, any portion of the Confidential Information.   You also promise that you will not use any such Confidential Information to damage AGC, its interests or its customers, providers or any other person or entity with whom AGC does business.

(e) In the event that you are required by legal process to disclose any Confidential Information, you shall immediately provide the Company’s General Counsel with written notice of such legal obligation and shall fully cooperate with any efforts by the Company to oppose or limit such disclosure.

(f) You promise and agree (i) to return immediately to AGC any and all Confidential Information and all other materials, documents or property belonging to AGC, including without limitation files, records, manuals, reports, software and hardware, laptops, computers, cell phone, blackberry, keys, equipment, identification card, access card, credit cards, mailing lists, rolodexes, computer print-outs, and computer disks and tapes, (ii) not to retain any copies of any Confidential Information and/or any other materials, documents or property belonging to AGC, and (iii) to delete all Confidential Information from your home and/or personal computer drives and from any other personal electronic, digital or magnetic storage devices.

14.                               Restrictions on Solicitation:

Solely for the purposes of this paragraph 14, the Restricted Period shall end October 27, 2005.

(a)   Solicitation of Clients

(i)  During the Restricted Period, you shall not, directly or indirectly, for your own account or as proprietor, stockholder, member, partner, director, officer, employee, agent or otherwise for or on behalf of any person, business firm, corporation, partnership or other entity, sell, offer to sell, or contact or solicit any business from any person, corporation or other entity which is a customer of the Company or its affiliates for the purpose of assisting, facilitating or encouraging, in any way, any such customer to transfer any business from Company and/or its affiliates, whether by termination, non-renewal or otherwise.  For purposes of this Agreement, “customers” of the Company and its affiliates mean and include (A) any and all persons, businesses, corporations, partnerships, or other entities which have done business with the Company or its affiliates as a customer or have preexisting business relationships and/or dealings with you when your employment with the Company terminated and (B) all persons, businesses, corporations, partnerships or other entities which control any such customer.

(ii)  During the Restricted Period, you shall not, directly or indirectly, for your own account or as proprietor, stockholder, member, partner, director, officer, employee, agent or otherwise for or on behalf of any person, business, firm, corporation, partnership or other entity, sell, offer to sell, or contact or solicit any reinsurance business from MBIA, Inc. AMBAC Financial Group Inc., Financial Security Assurance Inc. or Financial Guaranty Insurance Company, or their affiliates.

(b)  Solicitation of Employees

During the Restricted Period you will not, directly or indirectly, induce, encourage or solicit any other employee or officer of AGC or any affiliated companies to leave the employ of AGC or any affiliate of AGC or assist any person, company or entity to engage in such conduct.

15.                               Confidentiality of Agreement:  You agree that the terms of this Agreement are confidential.  You agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than your lawyer, financial advisor, immediate family members or as required by process of law.  If you do tell your lawyer, financial advisor or immediate family members about this Agreement or its contents, you must immediately tell them that they must keep it confidential as well.

AGC also agrees to keep the terms of this Agreement, and the circumstances leading up to it, confidential, provided however, that AGC may disclose this information as necessary for the proper operation of its business; to effectuate the terms of this Agreement; to brief senior management, the Board of Directors, accountants, attorneys, rating agencies, underwriters, regulators and the SEC; and as required by process of law.

16.                               No Negative Statements:  You agree not to make, directly or indirectly, to any person or entity, including but not limited to AGC’s employees, AGC’s Board members, AGC’s affiliates or staff thereof, and/or the press, any negative or disparaging oral or written statements about, or do anything which damages, any of the Releasees, or its or their services, good will, reputation, or financial status, or which damages it or them in any of its or their business relationships.   AGC will instruct its senior officers not to make, directly or indirectly, to any person or entity, including but not limited to AGC’s employees, AGC’s Board members, AGC’s affiliates or staff thereof, and/or the press, any negative or disparaging oral or written statements about, or do anything which damages, you or your services, good will, reputation, or financial status, or which damages you in any of your business relationships.

17.                               Non-admission of Wrongdoing:  By entering into this Agreement, neither you nor AGC or any of AGC’s parents, subsidiaries, affiliates, officers, directors, employees or agents admit any wrongdoing or violation of law.

18.                               Applicable Law:  This Agreement shall be interpreted, enforced and governed under the laws of the State of New York.

19.                               Severability:  You agree that should a court of law find that any provision of this Agreement is unenforceable, the remainder of this Agreement will nonetheless still be effective.

20.                               Changes to the Agreement:  This Agreement may not be changed unless the changes are in writing and signed by you and the Chief Executive Officer of AGC.

21.          Supplemental Release:    On or after, but not before, December 31, 2004 you must sign the attached Supplemental Release and return it to Ivana Grillo, Vice President, Human Resources, Assured Guaranty Corp., 1325 Avenue of the Americas, NY, NY 10019.

22.                               Arbitration of Disputes:    Without in any way affecting the terms of paragraph 11, you and AGC agree that any of the following types of disagreements, disputes or claims shall be resolved exclusively by arbitration in New York, New York in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction over the matter:

a)                                      those arising out of or relating to the validity of this Agreement or how it is interpreted or implemented, provided that the resolution of any disagreement related to your eligibility for fringe benefits shall be subject to the terms of the benefit plans and the substantive provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

b)                                     those involving in any way, or related to your employment with AGC or the termination of that employment, if for any reason your release and waiver under paragraph 11 is found to be unenforceable or inapplicable.

In the event of such a dispute, the prevailing party shall be entitled to an award of all costs and expenses reasonably incurred including reasonable legal fees. The foregoing provisions of this paragraph 22 shall not be construed to limit the Company’s right to obtain relief under the following provisions of this paragraph relating to equitable remedies with respect to any matter or controversy subject to paragraphs 13, 14, 15, or 16 and, pending a final determination by the arbitrator with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal, or other applicable court, without being required to first arbitrate such matter or controversy.  You acknowledge that the Company would be irreparably injured by a violation of paragraphs 13, 14, 15, or 16, and you agree that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of paragraphs 13, 14, 15, or 16.  If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

23.                               Entire Agreement:  This Agreement contains the entire agreement between you and AGC, and replaces and supercedes any and all prior agreements or understandings between you and AGC and any and all of AGC’s affiliated companies, whether written or oral, including but not limited to the Employment Agreement dated July 1, 2003 between you and ACE Guaranty Corp., which Employment Agreement shall be null and void.  By signing this Agreement you acknowledge that you have not relied upon any other statement, document, agreement or contract, whether written or oral, in deciding to enter into this Agreement.

24.                               Waiver:  By signing this Agreement, you acknowledge that:

(a) You have carefully read, and understand, this Agreement.

(b) You have been given up to twenty-one (21) days to consider your rights and obligations under this Agreement and to consult with an attorney.

(c) AGC advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement.

(d)  You consulted with Michael Volpe, Esq. of Clifton Budd DeMaria, the attorney of your choice.

(e) You understand this Agreement is legally binding and by signing it you give up certain rights.

(f) You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it.

(g) You knowingly and voluntarily release AGC, Assured Guaranty Re International Ltd., Assured Guaranty Ltd., ACE Limited, and its and/or their parents, subsidiaries, affiliates, officers, directors, employees and agents from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained by signing this Agreement, and you acknowledge that these benefits are in addition to any benefits that you would have otherwise received if you did not sign this Agreement, except that it is understood and agreed that you are not releasing your right to challenge AGC’s failure to comply with its promises to make payment and provide benefits under this Agreement.

(h) The General Release in this Agreement includes a waiver of all rights and claims you may have under the Age Discrimination in Employment Act of 1967(29 U.S.C. 621 et seq.), and

(i) This Agreement does not waive any rights or claims that may arise after this Agreement is signed and becomes effective, which is eight (8) days after you sign both this Agreement and the attached Supplemental Release.

25.                               Return of Signed Agreement:  You should return the signed Agreement to Ivana Grillo, Vice President, Human Resources, Assured Guaranty Corp., 1325 Avenue of the Americas, NY, NY 10019 no later than December 31, 2004.

26.                               Effective Date:  You have seven (7) days from the date you sign both this Agreement and the attached Supplemental Release to change your mind.  If you change your mind, you must send written notice of your decision to Ivana Grillo, Vice President of Human Resources, so that Ms. Grillo receives your revocation no later than the eight (8th) day after you originally signed this Agreement or the attached Supplemental Release, as applicable.  You should understand that AGC will not be required to make payments or provide the benefits herein unless this Agreement becomes effective.

Sincerely,

James Michener
General Counsel

Read, Accepted and Agreed:

Robbin Conner	Date

State of )
ss.:
County of )

On the        day of           , 2004 before me personally came Robbin Conner, to me known and known to me to be the individual described in and who executed the foregoing instrument, and duly acknowledged to me that he executed the same.

Notary Public

SUPPLEMENTAL RELEASE

In exchange for the payments and benefits described in the Agreement dated December 15, 2004 (“Agreement”), I RELEASE AGC, Assured Guaranty Re International Ltd., Assured Guaranty Ltd., ACE Limited, and its and/or their past and/or present parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, employees and agents (hereinafter collectively referred to as “Releasees”).

By signing below, I SPECIFICALLY RELEASE  Releasees from ANY AND ALL CLAIMS I may have, known or unknown, including but not limited to those related to my employment, my separation from employment or otherwise, from the beginning of time through the date that the Agreement becomes effective, which is eight (8) days after I sign both the Agreement and this Supplemental Release.

I also understand and agree that I am RELEASING Releasees from any and all claims for breach of contract, personal injury, wages, benefits, defamation, slander, wrongful discharge, and any and all claims based on any oral or written agreements or promises, including, but not limited to, claims arising under the Family and Medical Leave Act, the Fair Labor Standards Act,  the Employee Retirement Income Security Act of 1974, the New York State Labor Law and the New York Whistleblower Statute, from the beginning of time through the date that the Agreement becomes effective, which is eight (8) days after I sign both the Agreement and this Supplemental Release.

Further, I understand and agree that I am also RELEASING Releasees from any and all claims for discrimination or harassment in employment, or retaliation, on the basis of race, color, creed, religion, age, national origin, alienage or citizenship, gender, sexual orientation, disability, marital status, veteran’s status and any other protected grounds, including, but not limited to, any and all rights and claims I may have arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the New York State Human Rights Law, the New York City Human Rights Law, and any other federal, state or local laws or regulations, from the beginning of time through the date that the Agreement becomes effective, which is eight (8) days after I sign both the Agreement and this Supplemental Release.

I understand that I have seven (7) days from the date I sign both the Agreement and this Supplemental Release to change my mind.  If I change my mind, I must send written notice of my decision to Ivana Grillo so that she RECEIVES my revocation no later than the eighth day after I originally signed both the Agreement and this Supplemental Release.  I understand that AGC will not be required to make payments or provide the benefits set forth in the Agreement unless the Agreement becomes effective.

Robbin Conner

Dated:                                 , 200

STATE OF	)
: ss.:
COUNTY OF	)

On the             day of                  , 200   before me personally came Robbin Conner, to me known and known to me to be the individual described in, and who executed, the Supplemental Release, and duly acknowledged to me that he executed the same.

Notary Public